EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
---------------------


CAS MEDICAL SYSTEMS, INC. REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF 2004

BRANFORD, CT - AUGUST 2, 2004 - CAS MEDICAL SYSTEMS, INC. (OTC BB: CAMY) today announced financial results for the three and six months ended June 30, 2004.

FINANCIAL RESULTS

Net sales for the Company's second quarter ended June 30, 2004 totaled $4,852,000, a 19% increase over the $4,088,000 reported for the second quarter of 2003. Overall product sales increased 23% and were led primarily by increases in sales of the Company's blood pressure products of 29% and neonatal product sales of 30%. Slightly offsetting these increases were decreases in service sales of 45% or $106,000 primarily as a result of the discontinuance of service support on older apnea products no longer sold by the Company.

Net sales for the first six months of 2004 were $9,368,000, a 13% increase over net sales of $8,302,000 reported for the first six months of 2003. Overall product sales increased 16% primarily as a result of a 22% increase in blood pressure product sales. Partially offsetting these increases were decreases in service related sales of 43% or $208,000.

Net income for the second quarter ended June 30, 2004 was $294,000, or $0.03 per diluted common share, compared to net income of $95,000, or $0.01 per share, for the second quarter of the prior year.

Net income for the six months ended June 30, 2004 was $544,000, or $0.05 per diluted common share, compared to net income of $284,000, or $0.03 per share, for the first six months of the prior year (excluding the effects of $500,000, or $0.05 per share, from non-taxable insurance proceeds paid upon the death of one of the Company's key employees during the first quarter of 2003).

COMMENTS FROM MANAGEMENT

FINANCIAL RESULTS

"I am pleased to report continued improvement in revenue, gross profit and operating earnings for the first six months of 2004" commented Louis P. Scheps, President, Chairman of the Board and CEO of the Company. "The Company has generated record revenues for the first six months of 2004, 13% ahead of the first six months of 2003. Domestic sales in all product lines remain strong and we look forward to additional sales growth with the release of the Model 750 cardio-respiratory monitor to the international market later this year. Operating income has increased to 8.1% of sales for the first six months of 2004 from 5.8% for the first six months of the prior year. Gross profit as a percentage of sales has increased to 46% from 44%. Further, cash provided from operating activities was $905,000 during the second quarter and $1,676,000 for the first six months of 2004. In addition, during the first six months of 2004, the Company repaid $634,000 of bank term debt, including an unscheduled $400,000 term loan principal payment."

OUTLOOK

The Company continues to forecast earnings per share for 2004 to approximate $0.10 to $0.12. Revenues are anticipated to reach $19 to $20 million representing growth of 13% to 19% over 2003 revenues.

The Company's new Model 750 series cardio-respiratory vital signs monitor was released for sale to the veterinary market through a private-label distributor during the second quarter of 2004 as anticipated and was enthusiastically received. Sales are anticipated to be strong for the remainder of 2004. The human version of the Model 750 is planned for release to the international marketplace during the third quarter of 2004 and to the domestic marketplace during the first quarter of 2005, pending FDA clearance. This monitor offers a unique combination of measurement parameters and has application in a wide variety of clinical settings, including the growing procedural sedation market. The Company anticipates significant sales of this product at the end of 2004 and into 2005.

In May 2004, the Company received a Phase II Small Business Innovative Research grant in the amount of approximately $1.0 million from the National Institutes of Health for continued development of near-infrared spectroscopy ("NIRS") technology for adult application. NIRS is an optically based technique that non-invasively and continuously monitors brain oxygenation and cerebral hemodynamics. R&D efforts are proceeding on schedule with multi-site adult clinical trials beginning this summer. CAS also has a Phase II grant for the neonatal application of NIRS which is in continued development.


For more information contact:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056
email: ir@casmed.com

Ami(R) is a registered trademark of CAS Medical Systems, Inc.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND INCLUDE, AMONG OTHER THINGS, STATEMENTS RELATED TO FUTURE REVENUES AND EARNINGS. ACTUAL RESULTS COULD VARY MATERIALLY FROM THE DESCRIPTION CONTAINED HEREIN DUE TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (Unaudited)


                                              JUNE 30,           DECEMBER 31,
                                                2004                 2003
                                            ------------         ------------

Cash and cash equivalents                   $  1,409,222         $    881,087
Accounts receivable                            2,492,018            3,307,059
Inventories                                    2,877,190            2,270,616
Deferred tax assets                              347,155              347,155
Other current assets                             154,107              489,451
                                            ------------         ------------

  Total current assets                         7,279,692            7,295,368

Property, plant, and equipment                 4,760,025            4,511,475
Less accumulated depreciation                 (2,446,769)          (2,287,978)
                                            ------------         ------------
                                               2,313,256            2,223,497

Intangible and other assets, net                 205,060              209,210
Deferred tax assets                              182,652              182,652

                                            ------------         ------------
  Total assets                              $  9,980,660         $  9,910,727
                                            ============         ============


Current portion of long-term debt           $    311,219         $    475,185
Notes payable                                     12,221              219,619
Accounts payable                               1,105,451            1,007,617
Accrued expenses                                 668,719              434,963
                                            ------------         ------------

  Total current liabilities                    2,097,610            2,137,384

Long-term debt, less current portion           1,064,360            1,534,523

Common stock                                      39,663               38,851
Additional paid-in capital                     3,007,654            2,870,769
Treasury Stock                                  (101,480)
Retained earnings                              3,872,853            3,329,200
                                            ------------         ------------

Shareholders' equity                           6,818,690            6,238,820

                                            ------------         ------------
Total liabilities & equity                  $  9,980,660         $  9,910,727
                                            ============         ============

                            CAS MEDICAL SYSTEMS, INC.
                              RESULTS OF OPERATIONS
                                   (Unaudited)


                                                    THREE MONTHS        THREE MONTHS         SIX MONTHS          SIX MONTHS
                                                        ENDED               ENDED               ENDED               ENDED
                                                       JUNE 30,            JUNE 30,            JUNE 30,            JUNE 30,
                                                         2004                2003                2004                2003
                                                     ------------        ------------        ------------        ------------
Revenues                                             $  4,851,836        $  4,088,146        $  9,367,716        $  8,302,384

Costs and Expenses:
  Cost of Products Sold                                 2,635,175           2,285,208           5,061,685           4,668,570
  Research and Development                                246,866             217,734             520,515             424,521
  Selling, General and Administrative                   1,497,567           1,391,562           3,025,888           2,731,113
                                                     ------------        ------------        ------------        ------------
                                                        4,379,608           3,894,504           8,608,088           7,824,204

                                                     ------------        ------------        ------------        ------------
Operating Income                                          472,228             193,642             759,628             478,180

  Proceeds from Insurance Policy, Non-Taxable                --                  --               500,000
  Interest Expense                                         21,410              61,032              49,190              87,836

                                                     ------------        ------------        ------------        ------------
Pre-tax Income                                            450,818             132,610             710,438             890,344

  Provison for Income Taxes                               156,434              38,000             166,785             106,000

                                                     ------------        ------------        ------------        ------------
Net Income                                           $    294,384        $     94,610        $    543,653        $    784,344
                                                     ============        ============        ============        ============


EARNINGS PER COMMON SHARE:

    Basic                                            $       0.03        $       0.01        $       0.06        $       0.08

    Diluted                                          $       0.03        $       0.01        $       0.05        $       0.08

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                               9,786,568           9,645,077           9,755,285           9,645,077

    Diluted                                            11,065,039          10,032,386          11,048,745           9,962,389